NOTICE OF ADJOURNMENT

T. Rowe Price New America Growth Fund

Dear Shareholder:

The Joint Special Meeting of Shareholders of the Funds has adjourned with respect to the New America Growth Fund to allow shareholders of that fund more time to vote on the proposal that has not yet passed.

The Special Meeting of Shareholders of the New America Growth Fund will reconvene on August 24, 2017, at 8 a.m. eastern time, at the offices of T. Rowe Price Associates, Inc., located at 100 East Pratt Street, Baltimore, Maryland, 21202.

This letter was sent because you held shares in the fund(s) on the record date and we have not received your vote.

YOUR FUND’S BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL

PLEASE VOTE YOUR PROXY TODAY!

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY COMMUNICATIONS AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Please vote using one of the following options:

1) VOTE ONLINE

Log on to the website, or scan the QR code, shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box), and follow the on-screen instructions.

2) VOTE BY TOUCH-TONE TELEPHONE

Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box), and follow the recorded instructions.

3) VOTE BY MAIL

Complete, sign, and date the proxy card, and then return it in the enclosed postage-paid envelope.

A copy of the Joint Proxy Statement with more information about the proposal may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposal or need assistance with voting, you may call Computershare Fund Services, the fund’s proxy solicitor, toll-free at 1 (877)-225-6917.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.